Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of November 22, 2000, by and between ALLERGY LIMITED, LLC., a Nevada Limited-Liability Company (“Seller”), and ST. PETKA, INC., a Nevada corporation (“Buyer”).

NOW, THEREFORE, in consideration of the foregoing premises, terms, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

R E C I T A L S

A.
Seller is a pharmaceutical company engaged in the business of researching, developing, manufacturing and marketing a dietary supplement product for the treatment of the symptoms of allergic diseases such as allergic rhinitis (aka hay fever) and atopic asthma (the “Business”).

B.
Seller owns certain intellectual property, including issued US and pending US and Patent Cooperation Treaty (PCT) patents, and possible trademark rights to the trade name "Immun-Eeze", acquired or used in connection with the Business.

C.
Buyer desires to purchase, and Seller desires to sell and transfer to Buyer, substantially all of the intellectual property and/or assets of Seller used or developed in connection with the Business upon the terms and conditions hereinafter set forth.

The agreement in principal is as follows:

1.	Assets and Liabilities to be Purchased and Assumed.

1.1
Purchased Assets: Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Buyer, free and clear of any and all liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts, mortgages, and any other adverse interests of any kind whatsoever (other than those securing any Assumed Obligations), certain assets of the Seller, in which Seller has right, title and interest, used in connection with the Business (collectively referred to herein as the “Purchased Assets”). The Purchased Assets shall include, but shall not be limited to, the following:

(a)
Tangible personal property including but not limited to all directories, publications, lists, products, marketing and promotional materials, files, books, compilations of names, equipment, tools, machines, machine and electric parts, and supplies that are used and have been acquired or developed in connection with the Business, wherever located, owned or used by Seller, including Seller’s rights therein, all of which are identified on Schedule 1.1(a) attached hereto and shall be delivered by or on behalf of Seller to Buyer at or prior to the Closing (collectively, the “Tangible Assets”);

(b)
All rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Seller in connection with the Business all of which are set forth in Schedule 1.1(b)) and referred to herein as "Intangible Property Rights";

(i)
All patents, copyrights, trade names, trademarks, including the ability to trademark, and service marks of Seller including, but not limited to, the ability to trademark the name of the dietary product, “Immun-Eeze,” the Business name, Allergy Limited, and the Business Website, www.allergylimited.com used in the Business, all of which are set forth in Schedule 1.1(b), and all applications therefor, and all documentation embodying, representing, or otherwise describing any of the forgoing;

(ii)
All of Seller’s rights in and to the medical data, patient and clinical protocols, clinical studies, published reports or synopses, and/or outside medical research and/or studies (including all published and unpublished materials relating to the safety and efficacy of “Immun-Eeze” for the treatment of allergies; specifically) used in connection with the Business or developed or under development by, or on behalf of, Seller in connection with the Business, all of which are identified on Schedule 1.1(b), to the extent that Seller possesses and has a right to possess and transfer the same. All causes of action, claims, suits, proceedings, judgments or demands, of whatsoever nature, of or held by Seller against any third parties with respect to the Purchased Assets and the Business;

1.2	Excluded Assets: The Purchased Assets do not include those assets set forth on Schedule 1.2 (the “Excluded Assets”).

A.	1.3	Assumed Obligations: Buyer shall not be liable to assume any obligation of Seller except those specifically set forth on Schedule 1.3 (the “Assumed Obligations”).

B.	1.32
Liabilities Not Assumed. Except for the purchase price and the amount or percentage of royalties, the terms of which are set forth below, Seller agrees that Buyer will not assume or perform, and Seller shall remain responsible for and shall indemnify, hold harmless and defend Buyer from and against, any and all liabilities and obligations of Seller, whether known or unknown, and regardless of when such liabilities or obligations arise or are asserted, including, without limitation, any obligations or liabilities of Seller with respect to the following:

(a)	All federal, state, local, foreign or other taxes applicable to Seller for periods prior to the Closing Date;

(b)
Injuries to or the death of any person, or any employee of Seller, that has occurred or may occur, prior to Closing, in connection with the Business or any other operations engaged in by Seller, even if not discovered until after the Closing Date;

(c)	All liens, claims and encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby;

(d)	All obligations of Seller for borrowed money, or incurred in connection with the purchase, lease or acquisition of any assets, and any obligations of a similar nature incurred by Seller;

(e)	Any accounts or notes payable or similar indebtedness incurred by Seller;

(f)
Any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising from Seller’s operation of the Business prior to the Closing, or arising from any other business or operations of Seller conducted prior to the Closing, whether such claims, demands, actions, suits, legal proceedings, obligations or liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing; and

(g)	Any liabilities arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following consummation of, the transactions contemplated hereby.

3.	Purchase Price/Terms of Payment/Performance Covenant.

3.1
Purchase Price. As consideration for the sale to Buyer of the Purchased Assets, Buyer agrees to pay to Seller a lump sum payment (the "Lump Sum Payment") of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) US plus a royalty (the "Royalty") calculated as a percentage of the Gross Sales of the product now known as "Immun-Eeze" (the "Product") occurring on or after January 1, 2001. Subject to Section 3.2 hereof, such Royalty shall be computed and payable quarterly, beginning with the quarter ending March 31, 2001, at the greater of (i) Buyer's obligation under Section 3.2 hereof, or (ii) the rate of SIX PERCENT (6%) of gross sales on the first FIFTY MILLION DOLLARS ($50,000,000) in Gross Sales, or (iii) the rate of THREE PERCENT (3%) of Gross Sales on all Gross Sales in excess of FIFTY MILLION DOLLARS ($50,000,000) .

(a)
For purposes of this Agreement, quarters of each year shall be identified as follows: Q1 shall be January 1 through March 31, Q2 shall be April 1 through June 30, Q3 shall be July 1 through September 30, and Q4 shall be October 1 through December 31.

(b)
Gross Sales are defined as all payments received by Buyer on worldwide sales of all products containing Vitamin B12, including but not limited to, sales of all products in pediatric doses and for use by domestic animals.

(c)
All Royalty payments shall be calculated and paid to Seller within SIXTY (60) days after the close of each quarter, together with an accounting for sales in that quarter in a form acceptable to Seller.

(d)
Buyer agrees to pay the entire Lump Sum Payment on or before February 4, 2001 in accordance with the following schedule:TWENTY-FIVE THOUSAND DOLLARS ($25,000) on or before the Closing Date; FIFTY THOUSAND DOLLARS ($50,000) on or befo Exhibit A re January 2, 2001; and SEVENTY-FIVE THOUSAND DOLLARS on or before February 4, 2001. Buyer's obligation hereunder shall be evidenced by the terms of a promissory note, a form of which is attached by the terms of a promissory note, a form of which is attached hereto as Exhibit A, of even date herewith, between Seller, as holder, and Buyer, as debtor, under such note (the "Promissory Note").

3.2
Buyer's Minimum Royalty Obligation. As an incentive for Buyer to use its best efforts in marketing and selling the Product, Buyer agrees to pay to Seller, in the event Gross Sales in any quarter do not meet certain threshold amounts, a minimum royalty (the "Minimum Royalty") for such quarter, as follows: FIFTEEN THOUSAND DOLLARS ($15,000) per quarter, for each quarter of the year 2001, if Gross Sales in any such quarter fall short of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000); THIRTY THOUSAND DOLLARS ($30,000) per quarter, for each quarter of the year 2002, if Gross Sales in any such quarter fall short of FIVE HUNDRED THOUSAND DOLLARS ($500,000) and FORTY-FIVE THOUSAND DOLLARS ($45,000) per quarter, for each quarter of every year for the years 2003 through 2022, if Gross Sales in any such quarter fall short of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000). All Minimum Royalty payments shall be paid to Seller within SIXTY (60) days after the end of each quarter in which they are incurred, together with an accounting of sales in that quarter in a form acceptable to Seller.

3.3
Reversion on Default. In the event Buyer defaults on the payment of any Royalty or Minimum Royalty to Seller as set forth herein, and such default is not cured within ONE HUNDRED AND TWENTY (120) days, all Purchased Assets shall immediately revert to Seller, without compensation of any amount or sort to Buyer.

3.4
Fair Market Value/Income Tax Reporting. Buyer and Seller agree that the purchase price set forth in this Section 3, together with the Assumed Obligations set forth in Schedule 1.3 as assumed by Buyer, represents the fair market value of the Purchased Assets as of November 22, 2000. The purchase price shall be allocated among the Purchased Assets as agreed to by Buyer and Seller, and each of the parties hereto shall report such allocation consistently on all income tax returns. Both parties agree to comply with, and furnish the information required by, Section 1060 if the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.5
Buyout of Royalty Obligations. Notwithstanding any of the foregoing provisions, Buyer shall have the option, in his sole discretion, to make a lump-sum deferred cash payment (the "Deferred Payment") to Seller in lieu of the Royalty and Minimum Royalty payments provided for herein, in accordance with the following schedule: between the Closing Date and June 30, 2002, the Deferred Payment shall be FIVE MILLION DOLLARS ($5,000,000); between July 1, 2002 and June 30, 2003, the Deferred Payment shall be SIX MILLION DOLLARS ($6,000,000); between July 1, 2003 and June 30, 2004, the Deferred Payment shall be SEVEN MILLION DOLLARS ($7,000,000); thereafter the Deferred Payment shall be EIGHT MILLION DOLLARS ($8,000,000). In the event Buyer elects to exercise its option hereunder, Buyer shall so notify Seller, and upon receipt of the Deferred Payment by Seller, Buyer's subsequent obligations for the payment of the Royalty and the Minimum Royalty hereunder shall be deemed to be satisfied in full.

4.	Representations and Warranties of the Seller. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1
Organization and Related Matters. Seller is a Limited-Liability Company duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller is qualified to do business in the State of Neveda. Seller has the requisite power and authority to carry on its business as now being conducted and to execute and deliver the Agreement.

4.2
Necessary Actions; Binding Effect. Prior to the Closing Date, Seller will have taken all action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement. This Agreement constitutes, and upon execution and delivery will constitute, valid obligations of Seller that are legally binding on and enforceable against Seller in accordance with the respective terms of the Agreement, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies.

4.3	Representations Pertaining to the Purchased Assets.

(a)
Title to and Adequacy of Purchased Assets. Seller has, and at the Closing Seller will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests except for those leases set forth on Schedule 1.1(b). The Seller can make no assurance or guarantee as to the eventual issuance of pending patent PCT/US99/31092 in the US or any PCT country. All of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use and sell to Buyer all of the Purchased Assets without interference from others, except for those leases set forth on Schedule 1.1(b). The Purchased Assets constitute all the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Business substantially in the same manner as it has been conducted by Seller during the period immediately preceding the execution of this Agreement.

(b)
Tangible Assets. Schedule 1.1(a) is a list of all of the Tangible Assets used in the Business, other than any Tangible Asset the replacement cost of which would be less than $1,000.00 and which is not of material importance to Seller’s operations. The Tangible Assets are in good working order and condition, ordinary wear and tear excepted, have been maintained in accordance with generally accepted industry standards, are suitable for the uses for which they are being utilized in the Business and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

(c)
Intangible Property Rights. Schedule 1.1(d) is a list of the Intangible Property Rights which are the only material intangible property used by Seller in the Business, and from and after the Closing Date, Buyer shall have the right to use all of the Intangible Property Rights in the Business consistent with Seller’s use of the Intangible Property Rights in the Business. Seller owns, or holds adequate licenses, or other rights to use, modify, change, or amend all of the Intangible Property Rights, such use does not conflict with, infringe on or otherwise violate any rights of any other person. All of such licenses and rights are transferable to Buyer without cost or liability to Buyer and will be included in the Purchased Assets being sold to Buyer hereunder. Seller has not granted, transferred or assigned any right, license or interest in any of its Intangible Property Rights. In no instance has the eligibility of any copyright to any material property included in the Intangible Property Rights been forfeited to the public domain by omission of any required notice or any other action. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any of the Intangible Property Rights on behalf of Seller either (i) in the case of any copyright, have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive and original ownership of all United States copyrights thereby arising or (ii) shall, prior to the Closing, have executed appropriate instruments of assignment in favor of Seller as assignee that convey to Seller full, effective and exclusive ownership of all Intangible Property Rights thereby arising. Seller has not infringed, is not now infringing and has not received notice of any infringement, on any patent, trade name, trademark, service mark, copyright, trade secret, trade dress, design, invention, technology, know-how, process or other proprietary right belonging to any other person, firm or corporation, which infringement would have an adverse effect on any of the Purchased Assets or the Business. To the best of Seller’s knowledge, there is no infringement by any other person of any Intangible Property Right.

4.4
Contracts, Agreements and Commitments. Seller is not a party to any contracts, agreements, leases, licenses and instruments to which Seller is a party or is bound or which relate to or affect any of the Purchased Assets or the Business.  Seller further represents that there have not been any defaults by Seller or, to the best knowledge of the Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties which, individually or in the aggregate, would have a material adverse effect on the Business or any of the Purchased Assets, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Seller, or to the best knowledge of the Seller, by the other party or parties, under any of such contracts, agreements, leases, licenses and instruments or would cause a creation of a lien, security interest or encumbrance upon any of the Purchased Assets or otherwise materially and adversely affect any of the Purchased Assets or the Business. Buyer agrees to use good faith in pursuing a mutually acceptable contract-manufacturing and packaging agreement with the dietary supplement manufacturer Natural Alternatives International, Inc. (NAI) of San Marcos, California for the Product.

4.5
Conflicts. Seller represents that neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement could result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective charter, bylaws or other governing instruments of Seller, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which the Seller is a party or is bound which relates to the Business or which affects any of the Purchased Assets; (ii) the termination of any contract, lease, agreement, or commitment, or the acceleration of the maturity of any indebtedness or other obligation of the Seller; (iii) the creation or imposition of any lien, charge or encumbrance on any of the respective assets or properties of the Seller, including any of the Purchased Assets; (iv) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Seller is a party or is bound or which affects any of their respective properties or any of the Purchased Assets or the Business; (v) a loss or adverse modification of any license, franchise, permit, other authorization or right (contractual or other) to operate, granted to or otherwise held by Seller or used in the Business, which would have a material adverse effect on the Business or Buyer; or (vi) the cessation or termination of any other business relationship or arrangement between Seller and any third party that is material to the Business, or its operating results, condition (financial or other) or prospects or any of the Purchased Assets. Seller does not know of any business relationship or arrangement between it and any third party (governmental or other) that is material to the Business, its operating results, condition or prospects and that will cease or is likely to be terminated as a result of the consummation of the transactions contemplated by this Agreement.

4.6
Taxes and Tax Returns. Seller has duly filed all tax reports and returns which are required by law to be filed by it and has duly paid all foreign, federal, state and local taxes due or claimed to be due from such authorities, and there are no assessments or claims for payment of taxes now pending or, to the best knowledge of the Seller, threatened, nor is any audit of Seller’s records presently being made by any taxing authority.

4.7
Compliance with Law/Permits. Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could reasonably be expected to have a material adverse effect on the Business or any of the Purchased Assets.

4.8
Litigation and Proceedings. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of its assets or the Business, which may reasonably be expected to affect the Business or otherwise interfere with Seller’s ability to perform under this Agreement or any ancillary documents hereto. Seller represents that no existing or former shareholder, director, officer or employee of Seller has any claims against or disputes with Seller which could result in the imposition of any liability or judgment against the Business or any of the Purchased Assets.

4.9	Intellectual Property.

(a)
Attached hereto as Schedule 1.1(d) is an accurate list and description of all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, ability to trademark the product name “Immun-Eeze”, and other trade secrets, know-how or intellectual property rights (the “Intellectual Property”) owned, held, utilized or applied for by Seller in connection with the Business. Seller owns all right, title and interest in and to all Intellectual Property used in or necessary for the conduct of the Business as presently conducted, or as planned to be conducted, including, without limitation, all Intellectual Property developed or discovered in connection with or contained in or related to the Purchased Assets, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights).

(b)
The Intellectual Property which comprises a portion of the Purchased Assets (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business as historically experienced in the Business; (ii) has been created in a professional manner considering its present stage of development; and (iii) can be recreated from its associated processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions, and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Seller without undue burden.

(c)
Seller has not knowingly altered its medical data, patient and clinical protocols, clinical studies (including any and all published or unpublished materials relating to the scientific/medical studies of “Immun-Eeze”) in any manner that may damage or undermine the validity of said data, whether in print or stored in electronic, optical, or magnetic or other form.

(d)
Seller has furnished Buyer with true, complete, and accurate copies of all documentation relating to any and all the aforementioned Intellectual Property, including medical data, patient and clinical protocols, clinical studies (including any and all published or unpublished materials relating to the scientific/medical studies of “Immun-Eeze”) sold to Buyer in connection with this Agreement.

4.10
Operational Restrictions. Seller is not a party to any undisclosed agreement or instrument or subject to any undisclosed charter or other corporate restriction or any undisclosed judgment, order, writ, injunction, decree, or order, which materially adversely affects, or in the future could adversely affect, the Business, or any of the Purchased Assets or the ability of Seller to transfer the Purchased Assets to Buyer pursuant to the terms of this Agreement. The Seller does not know knows of any facts, circumstances or events which result, or with the passage of time may result, in any material adverse change in the condition (financial or other), operating results, business or prospects of the Business or which might adversely affect any of the Purchased Assets.

4.11
Bulk Sale Notices. Seller represents and warrants that the Purchased Assets will be transferred to the Buyer free and clear of any encumbrances or transferee liability that may be imposed by the Bulk Sales Law or such similar laws.

4.12
Representations and Warranties. Seller represents that the representations and warranties of the Seller contained herein and the materials contained in the Schedules attached hereto do not contain any statement of a material fact that was untrue when made. Seller further represents that it did not omit any material fact necessary to make the information contained therein not misleading. In this Agreement and the ancillary documents thereto, wherever there is a reference to “knowledge” or “best knowledge” of Seller, Seller shall be charged with the knowledge of facts, circumstances, conditions, occurrences and events known to Ernest Armstrong, President of Seller, as of the Closing Date.

5.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller, as of the date hereof and again as of the Closing Date, as follows:

5.1
Organization and Related Matters. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is qualified to do business in the State of California. Buyer has the requisite corporate power and authority to carry on its business as now being conducted and to execute and deliver the Agreement.

5.2
Necessary Actions; Binding Effect. Prior to the Closing Date, Buyer will have taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement. This Agreement constitutes, and upon execution and delivery will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies.

5.3
Conflicts. Buyer represents that neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement could result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective charter, bylaws or other governing instruments of Buyer, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which the Buyer is a party or is bound which relates to the Business or which affects any of the Purchased Assets; (ii) the termination of any contract, lease, agreement, or commitment, or the acceleration of the maturity of any indebtedness or other obligation of the Buyer; (iii) the creation or imposition of any lien, charge or encumbrance on any of the respective assets or properties of the Buyer, including any of the Purchased Assets; (iv) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Buyer is a party or is bound or which affects any of their respective properties or any of the Purchased Assets or the Business; (v) a loss or adverse modification of any license, franchise, permit, other authorization or right (contractual or other) to operate, granted to or otherwise held by Buyer or used in the Business, which would have a material adverse effect on the Business or Buyer; or (vi) the cessation or termination of any other business relationship or arrangement between Buyer and any third party that is material to the Business, or its operating results, condition (financial or other) or prospects or any of the Purchased Assets. Buyer does not know of any business relationship or arrangement between it and any third party (governmental or other) that is material to the Business, its operating results, condition or prospects and that will cease or is likely to be terminated as a result of the consummation of the transactions contemplated by this Agreement.

5.4
Representations and Warranties. Buyer represents that the representations and warranties of the Buyer contained herein and the materials contained in the Schedules attached hereto do not contain any statement of a material fact that was untrue when made. Buyer further represents that it did not omit any material fact necessary to make the information contained therein not misleading. In this Agreement and the ancillary documents thereto, wherever there is a reference to “knowledge” or “best knowledge” of Buyer, Buyer shall be charged with the knowledge of facts, circumstances, conditions, occurrences and events known to Radul Radovich, President of Buyer, as of the Closing Date.

6.
Covenants Pending the Closing. Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, Seller covenants to afford to Buyer full access to records, data and documents, pertaining to the Business and the Purchased Assets. Seller further covenants to operate the Business diligently in accordance with past practices and observe and perform all agreements and obligations to which Seller is legally obligated to perform in the course of operating the business or otherwise. Seller further covenants to maintain in good working order and condition all of the Purchased Assets pending the Closing.

7.	Obligations Pending and Following the Closing.

7.1
Termination of Security Interests and Liens. At no cost or expense to Buyer, Seller shall cause, as of the Closing Date, any and all prior security interests, liens, claims, encumbrances and adverse interests to which any of the Purchased Assets are subject (other than those securing any of the Assumed Obligations listed on Schedule 1.3) to be terminated and all indebtedness or obligations secured thereby (other than the Assumed Obligations) to be paid.

7.2
Consents. Except as may otherwise be agreed by the parties, each party to this Agreement shall use commercially reasonable efforts to obtain or cause to be obtained at the earliest practicable date, all consents, approvals and Licenses and Permits, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any agreement, contract, instrument or applicable law or regulation or any License or Permit to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and Licenses and Permits.

7.3
Further Assurances. Each party hereto shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

7.4
Notice of Breach. Each party to this Agreement will notify the other parties of the occurrence of any event, or the failure of any event to occur, that results in or constitutes a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein, within two (2) business days after learning of such breach or failure.

7.5
Taxes. Seller shall pay all taxes (other than income taxes of Buyer) of any kind or nature arising from (i) the conduct of Seller’s business or operations, whether prior to or after the Closing Date, and (ii) the consummation of the transactions contemplated hereby, including, without limitation, all sales, use or similar taxes, if any, that may arise from or be assessed by reason of the sale of the Purchased Assets by Seller to Buyer. If any taxes required under this Section 7.5 to be borne by Seller are assessed against Buyer, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge. Notwithstanding the foregoing, Buyer may, but shall not be obligated to, pay any such taxes assessed against it but payable by Seller pursuant hereto, if Buyer’s failure to do so, in the reasonable judgment of Buyer, could result in the imposition of a lien or attachment on any of the Purchased Assets or any other assets of Buyer or would constitute a violation of any agreement to which Buyer is subject, or if Seller fails to contest such assessment or charge in good faith. In the event Buyer pays any taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller, on demand.

8.
Survival of Representations, Warranties and Covenants. All of the representations and warranties set forth in this Agreement or in any certificates delivered pursuant hereto, as the same have been modified by the information contained in the Schedules to this Agreement delivered on the date hereof by Seller to Buyer, or by Buyer to Seller, and all covenants which by their terms require performance or compliance following the Closing, shall remain in full force and effect and shall survive the Closing until (i) in the case of the representations and warranties, the expiration of the periods following the Closing Date applicable to such representations and warranties as set forth in this Agreement, regardless of any investigation or verification by any party hereto or by anyone or on behalf of any party hereto, and (ii) in the case of any such covenants, until they have been fully performed and no further performance is required with respect thereto pursuant to this Agreement, unless the party for whose benefit such covenant, representation or warranty was made waives the same in writing.

9.
Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the waiver in writing by Buyer, at or before the Closing, of all the conditions set out below in this Section 9.

9.1
Accuracy of Representations and Warranties/Compliance With Covenants. All of the representations and warranties of Seller contained in this Agreement and the Schedules hereto, were true and correct when made and remain true and correct as of the Closing Date. The Seller shall, in all material respects, have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to have been performed or complied with by any or all of them on or before the Closing Date.

9.2	Certificates. Buyer shall have received the following:

(a)	Good Standing Certificates of Seller, as of a recent date, from the Nevada Secretary of State;

(b)
A certificate signed by the President or Chief Financial Officer of Seller, dated as of the Closing Date, certifying that (i) all representations and warranties of Seller were true and correct when made and remain, in all material respects, true and correct as of the Closing; and (ii) all of the respective covenants, agreements, obligations and conditions of Seller required to have been performed by Seller as of or prior to the Closing have been fully performed and complied with; and

(c)
A certificate signed by the Secretary of Seller, dated as of the Closing Date, as to the incumbency of the Secretary of Seller and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby.

9.3
No Material Adverse Changes. Subsequent to November 21, 2000 there shall not have occurred nor shall there exist any material adverse change in the purchased assets and financial condition, properties, assets, business or operating results or prospects of the Business from that reflected in the Sellers last audited balance sheet.

9.4
UCC 1 Termination Statements. Seller shall have delivered or caused to be delivered to Buyer, at or before the Closing, UCC 1 Termination Statements and such other releases as Buyer may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the Purchased Assets which are required to be terminated pursuant to Section 7.1 above, in order to evidence the termination thereof.

9.5
Bill of Sale and Assignment. Seller shall have executed and delivered to Buyer a Bill of Sale and Assignment, in the form attached hereto as Exhibit B, transferring title to the Purchased Assets and the Assumed Obligations to Buyer.

9.6
Other Documents. Seller shall have delivered to Buyer all instruments, consents, licenses, certifications, certificates of title(s), deeds, assignments and other documents called for in this Agreement, including, without limitation, assignments and certificates of title for any and all vehicles included in the Purchased Assets, properly executed and acknowledged for transfer, and such other documents and instruments as Buyer or its counsel reasonably requests to better evidence or effectuate the transactions contemplated hereby.

10.
Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or the waiver by Seller, at or before the Closing, of each of the following conditions:

10.1
Accuracy of Representations and Warranties/Compliance With Covenants. All of the representations and warranties of Buyer contained in this Agreement and in the Schedules hereto were true and correct when made and remain true and correct as of the Closing Date. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

10.2	Certificates. Seller shall have received the following:

(a)	Good Standing Certificates of Buyer, as of a recent date, from the Nevada Secretary of State;

(b)
A certificate signed by the President or Chief Financial Officer of Buyer, dated as of the Closing Date, certifying that (i) all representations and warranties of Buyer were true and correct when made and remain, in all material respects, true and correct as of the Closing; and (ii) all of the respective covenants, agreements, obligations and conditions of Buyer required to have been performed by Buyer as of or prior to the Closing have been fully performed and complied with; and

(c)
A certificate signed by the Secretary of Buyer, dated as of the Closing Date, as to the incumbency of the Secretary of Buyer and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby.

10.3	Other Documents. Buyer shall have delivered to Seller all instruments, consents, deeds, assignments and other documents called for in this Agreement.

10.4
Bill of Sale and Assignment. Buyer shall have executed and delivered to Seller a Bill of Sale and Assignment in the form of Exhibit B hereto with Buyer (the “Assignment Agreement”), pursuant to which Seller shall assign, and Buyer shall assume, all of the Assumed Obligations.

10.5
Delivery of Promissory Note. Seller shall have received that certain Promissory Note referenced in Section 3 hereto and such other documents and instruments as Seller or Seller’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

11.	Closing.

11.1
Time, Date and Place of Closing. The closing of the sale and purchase of the Purchased Assets contemplated by this Agreement (the “Closing”) shall take place at the offices of Blue Moon Capital, in Costa Mesa, California at 1:00 P.M., on November 22, 2000, or at such other location or time or on such other date as the parties may agree to in writing (the “Closing Date”).

11.2
Seller’s Obligations at Closing. Subject to the satisfaction, or Buyer’s waiver, of the conditions precedent contained in Section 10 hereof, at the Closing, the Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel:

(a)	Each of the documents and instruments required to be delivered by the Seller to satisfy the conditions set forth in Section 10 above;

(b)
The UCC Termination Statements, and such instruments and other documents as Buyer may request, from all persons holding security interests, liens, claims or encumbrances or any other adverse interests on any of the Purchased Assets, terminating and discharging all of such security interests, liens, claims, encumbrances and adverse interests;

(c)
All checks, cash and other negotiable instruments in the possession of Seller evidencing or constituting payment of any accounts or notes receivable included in the Purchased Assets, endorsed for payment to Buyer; and

(d)	Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

11.3	Obligations of Buyer at the Closing. Subject to the satisfaction, or Seller’s waiver, of the conditions precedent contained in Section 9 hereof, at the Closing, Buyer shall do the following:

(a)	Buyer shall deliver each of the certificates and other documents and instruments required to be delivered by Buyer to Seller pursuant to Section 9 above; and

(b)
Buyer shall deliver such other documents and instruments as Seller or Seller’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby, including but not limited to a signed and completed UCC Financing Statement and Security Agreement in the form attached as Exhibit C hereto.

(3)	Check in the amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000).

12.	Termination.

12.1	Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time, without liability to the terminating party:

(a)	By mutual written consent of Buyer and Seller; or

(b)
By either Buyer or Seller, if the Closing has not occurred at the close of business (5 PM, PST) Friday, December 1, 2000; provided, that the party so terminating is not in breach of any of its material obligations under this Agreement.

12.2
Procedure Upon Termination. In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer or the Seller.

13.
Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally recognized courier service, if sent by facsimile machine (“fax”) or mailed, certified, return-receipt requested, postage prepaid:

If to Buyer to: St. Petka, Inc. c/o Blue Moon Capital, Inc. 1503 South Coast Drive, Suite 320 Costa Mesa, CA 92626 Attention: Radul Radovich, President	If to Seller to: Allergy Limited, LLC. 5707 Santa Fe Street San Diego, CA 92109 Attention: Ernest T. Armstrong
With a copy to: William Harris Knudson, P.C. 2921 N. Tenaya Way, Suite 321 Las Vegas, NV 89128 Attention William H. Knudson, Esq.	With a copy to: Allergy Limited, LLC P.O. Box 1247 Oceanside, CA 92051

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered seventy-two (72) hours after mailing thereof. If any notice is sent by fax to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by certified or registered mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent. If the notice is delivered in person or is sent by a nationally recognized courier service, it shall be deemed to have been delivered on the date received by the recipient of such notice.

14.	Miscellaneous.

14.1	Binding Effect. This Agreement shall be binding upon the heirs, executors, representatives, successors and assigns of the respective parties hereto.

14.2	Assignment. No party may assign this Agreement, or assign their respective rights or delegate their respective duties hereunder, without the prior written consent of the other party.

14.3
Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14.4
Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

14.5
Waivers. Any party to this Agreement may waive any right, breach or default which it has the right to waive; provided, that such waiver will not be effective against the waiving party unless it is in writing and specifically refers to this Agreement and notice thereof is promptly given to all parties in the manner provided in Section 13 of this Agreement. No waiver will be deemed to be a waiver of any other matter, whenever occurring and whether identical, similar or dissimilar to the matter waived.

14.6
Entire Agreement. This Agreement, including the Schedules, Exhibits and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties.

14.7
Governing Law. This Agreement is deemed to have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of California for contracts made and to be performed in that state.

14.8
Arbitration. All disputes between the parties hereto shall be determined solely and exclusively by arbitration under, and in accordance with the rules then in effect of, the American Arbitration Association, or any successors thereto (“AAA”), in Orange County, California, unless the parties otherwise agree in writing. The parties shall, in connection with such arbitration, in addition to any discovery permitted under AAA rules, be permitted to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, the provisions of which are incorporated herein by this reference. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

14.9
Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by officers hereunto duly authorized, on the date first above stated.

SELLER:

ALLERGY LIMITED, LLC, a Nevada Limited Liability Company

By:	/s/ Ernest T. Armstrong
Its: President

BUYER:

ST. PETKA, INC., a Nevada corporation

By:	/s/ Radul Radovich
Its: President

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Bill of Sale and Assignment
Exhibit C	UCC Financing Statement and Security Agreement

SCHEDULES

Schedule 1.1(a)	Tangible Assets (i.e. PRODUCT INVENTORY ETC.)
Schedule 1.1(b)	Intangible Property Rights (i.e. PATENT RIGHTS/ADDIT. I.P.ETC.).
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Obligations (i.e. BUYER TO ASSUME)

Schedule 1.1(a)
Tangible Assets

Asset ID Description Value Prepared in Accordance with GAAP
Asset Type: Physical product, Immun-Eeze
$12.50 per kit (wholesale)
500 Kits
SubtotaL: $ 6,250.00
Grand TotaL:  $ 6,250.00

Copies of clinical studies.
Copies of customer lists.

Schedule 1.1(b)
Intangible Property Rights

1. US Patent No. 5,135,918 (Peraita)
2. Pending patent International application No.: PCT/US99/31092, (Armstrong, et. al.)
3. www.allergylimited.com
4. Clinical research study write-ups.
5. Art work related to Immun-Eeze.
6. Claimed trademark for Immun-Eeze.
7. Company trade name Allergy Limited.
8. Customer lists.

Schedule 1.2
Excluded Assets

1. Allergy Limited, LLC Wells Fargo Bank Account
2. Computers

Schedule 1.3
Assumed Obligations

i.e. BUYER TO ASSUME THE FOLLOWING:

Buyer agrees to assume all responsibilities regarding the patents. This responsibility includes, but is not limited to, the Buyer paying all maintenance fees, all issuance fees, and any other sums that shall become due to the US Patent and Trademark Office (USPTO) and to the Patent Cooperation Treaty (PCT) offices pertaining to US Patent No. 5,135,918 (Peraita) and PCT pending Patent International application No.: PCT/US99/31092, (Armstrong, et al). The Buyer agrees to make a best efforts attempt to secure the issuance of pending patent PCT/US99/31092 in the United States and in a minimum of eight (8) PCT countries, to be selected by the Buyer. The Seller can make no assurance or guarantee as to the eventual issuance of pending patent PCT/US99/31092 in the US or any PCT country. The Buyer also agrees to notify Seller in writing within 30 days of making any and all payments to the USPTO and PCT offices. This responsibility includes the fees associated with maintaining the ownership of www.allergylimited.com, including but not limited to those fees to Network Solutions, Inc. and Mr. Phil Jolley, the webmaster. Buyer agrees to not sell the Product in the absence of a valid liability insurance policy covering the Buyer from liabilities arising from the use of the Product. There are no Asumed Contracts.

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

ALLERGY LIMITED, LLC., a Nevada Limited-Liability Company ("Seller"), pursuant to and in accordance with the provisions and requirements of that certain Asset Purchase Agreement (the "Agreement") and Promissory Note of even date herewith by and between Seller and ST. PETKA, INC., a Nevada Corporation (“Buyer”), and in consideration of the lump sum payment of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) US, plus a royalty calculated as the greater of (i) Buyer's obligation under Section 3.2 of the Agreement, or (ii) the rate of SIX PERCENT (6%) of Gross Sales of the Product now known as Immun-Eeze on the first FIFTY MILLION DOLLARS ($50,000,000) in Gross Sales, or (iii) the rate of THREE PERCENT (3%) of Gross Sales of the Product on all Gross Sales in excess of FIFTY MILLION DOLLARS ($50,000,000), or as otherwise provided in the Agreement, the receipt and sufficiency of which is hereby acknowledged, hereby:

1.
Grants, conveys, delivers, sells, transfers and sets-over unto Buyer good and marketable title to the Purchased Assets (as defined in Section 1.1 of the Agreement and set forth in Schedules 1.1 (a) and (b) thereto, all of which are incorporated herein by reference) free and clear of all encumbrances;

2.	Transfers and delivers to Buyer the Purchased Assets for Buyer and its own use;

3.	Defends such title to the Purchased Assets against any and all adverse claims thereto; and;

4.
Assigns to Buyer the Assumed Obligations (as defined in Section 1.3 of the Agreement and as set forth in Schedule 1.3 thereto, all of which are incorporated herein by reference), and Buyer hereby agrees to assume and perform all of the Assumed Obligations.

Seller and Buyer agree to execute and deliver such instruments and documents as the other party may from time to time hereafter reasonably request to further effectuate the sale and transfer to Buyer of the Purchased Assets, and the assignment of the Assumed Obligations or the assumption by Buyer of the Assumed Obligations, respectively, as provided in the Agreement.

The representations and warranties of Seller contained in the Agreement with respect to the Purchased Assets, together with all limitations on such representations and warranties expressly set forth in the Agreement, are incorporated herein by this reference and made a part of this Bill of Sale and Assignment.

IN WITNESS WHEREOF, each of the parties hereto have caused this Bill of Sale and Assignment to be executed by its duly authorized representative as of the 22nd day of November, 2000.

SELLER:

ALLERGY LIMITED, LLC, a Nevada Limited Liability Company

By:	/s/ Ernest T. Armstrong, MBA
Name: Ernest T. Armstrong, MBA Its: President

BUYER:

ST. PETKA, INC., a Nevada corporation

By:	/s/ Radul Radovich
Its: President

EXHIBIT A

ST. PETKA, INC.
a Nevada corporation

PROMISSORY NOTE

$150,000.00/Terms of Lum Sum Payments November 22, 2000

FOR VALUE RECEIVED, ST. PETKA, INC., a Nevada corporation (the “Company”), hereby promises to pay ALLERGY LIMITED, LLC., a Nevada Limited-Liability Company (hereinafter referred to as the “Holder”), the principal sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) US. This Note is the promissory note referenced in Section 3.1 of that certain Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith between Holder and the Company.

1.	Payment. The Company shall pay to Holder the Lump Sum amount of this Note as follows:

1.1	An initial payment of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) U.S. paid directly to Holder immediately upon the parties’ entrance into the Asset Purchase Agreement, attached hereto;

1.2	A second installment of FIFTY THOUSAND DOLLARS ($50,000.00) shall be paid directly to Holder on or by the end of business (5 PM P.S.T.) on January 2, 2001, and;

1.3	The final installment of SEVENTY FIVE THOUSAND DOLLARS ($75,000.00) U.S. shall be paid directly to Holder on or by the end of business (5 PM P.S.T.) on February 4, 2001.

1.4
Reversion on Default. In the event Buyer defaults on any of the Lump Sum payments to Seller as set forth herein, and such default is not cured within ONE HUNDRED AND TWENTY (120) days, all Purchased Assets shall immediately revert to Seller, without compensation of any amount or sort to Buyer.

2.	Amendment, Waiver Etc., By Holder. The terms of this Note may be amended or waived only upon the written consent of the Company and the Holder.

3.
Miscellaneous. This Note shall be governed by and construed in accordance with the laws of the State of California. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys fees.

HOLDER:

ALLERGY LIMITED, LLC.

By:	/s/ Ernest T. Armstrong, MBA
Name: Ernest T. Armstrong, MBA Its: President

COMPANY:

ST. PETKA, INC.

By:	/s/ Radul Radovich
Its: President

EXIBIT 1

(Form UCC 1)

SCHEDULES

Schedule 1.1(a)	Tangible Assets (i.e. PRODUCT INVENTORY ETC.)

Schedule 1.1(b)	Intangible Property Rights (i.e. PATENT RIGHTS/ADDIT

Schedule 1.1(a) Tangible Assets

Asset ID Description Value Prepared in Accordance with GAAP
Asset Type: Physical product, Immun-Eeze
$12.50 per kit (wholesale)
500 Kits
Subtotal: $6,250.00
Grand Total: $6,250.00

Copies of clinical studies.
Copies of customer lists.

Schedule 1.1(b)Intangible Property Rights

1. US Patent No. 5,135,918 (Peraita)
2. Pending patent International application No.: PCT/US99/31092, (Armstrong, et. al.)
3. www.allergylimited.com
4. Clinical research study write-ups.
5. Art work related to Immun-Eeze.
6. Claimed trademark for Immun-Eeze.
7. Company trade name Allergy Limited.
8. Customer lists.